Exhibit (d)(4)

PROJECT AXIS
CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT (this “Agreement”) shall govern the conditions under which we (“Recipient” or “we” or “us” or “our”) have agreed to discuss a possible transaction known as Project Axis (the “Potential Transaction”) with a leading provider of electronic manufacturing services, including printed circuit board assemblies and completely assembled electronic products (the “Company”), whose name shall be disclosed upon our execution hereof. Company and Recipient may be referred to herein individually as a “Party” or collectively as the “Parties.”

1.
As a condition to such discussions, we agree to keep strictly confidential all information conveyed by the Company or the Company’s “Representatives” (as defined below), including Lincoln International LLC and its affiliates (“Lincoln”), to us or by us or on our behalf to our “Representatives” (as defined below) in connection with the Potential Transaction, in whatever form, whether written or oral, hereinafter referred to as the “Confidential Information,” and to refrain from using the same except as provided below. A Party’s “Representatives” shall mean all of the Party’s affiliates, affiliated funds and subsidiaries and its and their respective officers, directors, employees, members, general and limited partners who are not independently evaluating the Potential Transaction as a principal, insurers, potential debt and equity financing sources (but, only with the prior written consent of the Company for each such current and potential equity financing source, other than Recipient’s affiliated funds or vehicles), advisors (including, but not limited to attorneys, accountants, consultants, agents and financial advisors), and their respective representatives who actually received Confidential Information from that Party or at its direction (collectively, “Representatives”).

2.
This Agreement will confirm our agreement to retain in strict confidence all Confidential Information, unless such information (i) is, was or becomes available to us or our Representatives from a source other than the Company or the Company’s Representatives, provided that such other source is not known by us to be in violation of any other obligation of confidentiality or nonuse, (ii) was or becomes generally available to the public from a source other than us or our Representatives in breach of this Agreement, (iii) is independently developed by or for us or our Representatives without the use of or reference to any Confidential Information, or (iv) was within our or our Representatives’ possession prior to its being furnished to us or our Representatives by or on behalf of the Company pursuant hereto. We will use such Confidential Information only in connection with our consideration of whether to enter into the Potential Transaction with the Company and, except as otherwise expressly permitted herein, will not otherwise use it in our business or disclose it to others. We shall have the right to communicate the Confidential Information to our Representatives assisting with the Potential Transaction, provided that each such person shall be directed to abide by the terms of this Agreement. We hereby agree that we will be responsible for any breach of any provision of this Agreement by our Representatives. We agree to direct all requests for information to Lincoln, unless otherwise directed by the Company or Lincoln. We agree not to initiate, contact, or engage in discussions with any person known to be an employee, customer, officer, financing source, supplier or other business relation of the Company regarding the Potential Transaction without the prior written consent of the Company, the Company’s legal counsel, or Lincoln, other than communications in the ordinary course of business unrelated to the Potential Transaction or consistent with past practice and unrelated to the Potential Transaction. We agree that, without prior written consent of the Company and except in accordance with the provisions set forth in this Agreement with respect to a “Required Disclosure” (as defined herein), we will not disclose to any other person that we have received Confidential Information, that we are in discussions or negotiations with the Company as to the Potential Transaction, or that the Company is considering the Potential Transaction.

3.
For a period of eighteen (18) months from the date of this Agreement, we and our controlled affiliates who have received Confidential Information from us or on our behalf agree not to directly or indirectly solicit for employment or employ any Employees of the Company, other than through a public general advertisement or through the use of search firms (in each case not directed at, or targeted to, the Company or any of the Company’s Employees). Additionally, nothing shall restrict contacting or hiring any Employee who (i) has been terminated by the Company for a period of at least six (6) months prior to any such solicitation or employment discussion, or (ii) has been in employment discussions with us prior to this Agreement. “Employees” shall be defined as any executive officers and management-level employees of the Company with whom we have direct contact or who become known to us in connection with the Potential Transaction.

4.
We acknowledge that neither the Company nor any of the Company’s Representatives makes any representation as to the accuracy or completeness of such Confidential Information and that neither the Company nor any of the Company’s Representatives shall have any liability to us as a result of our reliance on or use of such Confidential Information. We agree that, until a definitive acquisition agreement is executed between us and the Company, the Company has no legal obligation of any kind whatsoever with respect to any transaction (including the Potential Transaction) by virtue of this Agreement or otherwise. Notwithstanding the preceding sentence, nothing in this Agreement shall prohibit the enforcement of any binding terms of an executed letter of intent or any other definitive written agreement between us and the Company.

5.
We acknowledge that (i) the Company and Lincoln will conduct the process for the Potential Transaction in their sole discretion (including, without limitation, negotiating with any prospective party and entering into definitive agreements without prior notice to us or any other person), (ii) any procedures relating to the Potential Transaction may be changed at any time without notice to us or any other person, (iii) the Company shall have the right, in its sole discretion, to reject or accept any potential party, proposal, or offer, and to terminate any discussions and negotiations, at any time and for any or no reason, and (iv) we shall have no claims whatsoever against the Company or the Company’s Representatives (including Lincoln) arising out of or relating to such actions.

6.
Promptly upon a written request (email acceptable) by or on behalf of the Company, we agree to destroy (and we shall confirm all such destruction in writing (email acceptable), if so requested (email being sufficient)) all Confidential Information in our or our Representatives’ possession or to which either we or our Representatives have access. Notwithstanding the foregoing, we and our Representatives shall (i) be permitted to retain copies of the Confidential Information to the extent required to comply with applicable law, rule or regulatory authority or written and established internal document retention policies or pursuant to professional obligations or for litigation purposes and (ii) not be required to destroy, delete, or modify any backup tapes or other media pursuant to automated archival processes in our ordinary course of business, provided in each case (i) and (ii) herein, any such Confidential Information retained shall remain subject to the confidentiality obligations of this Agreement for the remaining term of this Agreement.

7.
We may disclose Confidential Information to the extent requested or required by any law, regulation, order or legal, regulatory, or judicial process or proceeding or by the rules of any recognized stock exchange, but we will provide prompt advance written notice (to the extent legally permissible, email being sufficient) to the Company prior to disclosing any Confidential Information and cooperate with any attempt by the Company (at the Company’s sole cost and expense) to obtain confidential treatment thereof. A disclosure pursuant to this paragraph is herein referred to as a “Required Disclosure.”. Notwithstanding the foregoing, no notice or further action shall be required in respect of disclosure of Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over Recipient or its Representatives in connection with a routine regulatory examination or pursuant to statutory requirements that are not targeted at the Company, the Potential Transaction or the Confidential Information.

8.
We acknowledge that U.S. laws and other laws prohibit any person who has material, non-public information concerning a public company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In addition, we acknowledge and agree that some of the Confidential Information (including information provided with respect to the business, operations, financial condition or other information related to the Company and its subsidiaries) may be considered “material non-public information” for purposes of the applicable securities laws including U.S. federal securities laws.

9.
The Parties acknowledge and agree that money damages may not be a sufficient remedy for any breach of this Agreement and that, as a remedy for any such breach, the injured Party shall be entitled to seek specific performance, injunctive, and/or other equitable relief. Such remedies shall not be deemed to be the exclusive remedies for any breach of this Agreement, but shall be in addition to all other remedies available at law or equity. In addition to the injured Party’s other rights hereunder, the injured Party retains all rights and remedies the injured Party may have under applicable law. In the event of litigation or arbitration in relation to this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses (including reasonable attorneys’ fees) associated with the litigation upon receipt of a final, non-appealable judgment from a court of competent jurisdiction or the arbitrator’s order.

10.
This Agreement and all matters arising from or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.

11.
We agree and acknowledge that this Agreement cannot be amended or terminated, and no provision may be waived or modified, without the written consent of both Recipient and the Company. Delivery of this Agreement by e-mail attachment or telecopy reflecting a signature or by electronic signature shall be an effective mode of delivery.

12.	This Agreement will continue for a period of two (2) years from the date hereof.

13.
The Company acknowledges that certain directors, officers, and employees who serve on the board of directors (or similar governing body) of one or more of Recipient’s affiliates or portfolio companies may also serve as a representative of Recipient in another position or role (a “Dual Representative”) and no such affiliates or portfolio companies will be deemed to have received such Confidential Information solely as a result of such dual role of any such Dual Representative, provided that such Dual Representative shall not have directly or indirectly disclosed any Confidential Information to such affiliate or portfolio company.

14.
The Company acknowledges that Recipient is in the investment business and that Recipient and its affiliates may now or in the future evaluate, invest in (directly or indirectly, including providing financing to) or do business with competitors or potential competitors of the Company, or entities engaged in business similar to or the same as the Company, and that neither the execution of this Agreement nor receipt of the Confidential Information is intended to or shall restrict or preclude such activities, so long as no Confidential Information is used or disclosed in violation of the terms of this Agreement in connection with such activities.

The undersigned is duly authorized to bind us to this Agreement.

Name of company (Recipient): Transom Capital Group, LLC

Name: Ken Firtel

Signature:

Title: Managing Partner

Date: December 20, 2024